CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Susan Neath Atkins + Associates Phone: (858) 527-3486

Inovio Reports Third Quarter 2005 Financial Results

SAN DIEGO, CA – November 9, 2005 – Inovio Biomedical Corporation (AMEX: INO) today reported financial results for the three and nine months ended September 30, 2005.

Total revenue for the three and nine months ended September 30, 2005, was $724,480 and $4,638,016, respectively, as compared to $455,157 and $624,361, respectively, for the same periods in 2004. Revenue consisted of license fees, milestone payments, and amounts received from collaborative research and development arrangements and grants.

Total operating expenses for the three and nine months ended September 30, 2005, were $3,757,784 and $17,077,260, respectively, as compared to $3,997,119 and $8,248,180, respectively, for the same periods in 2004. Included in total operating expenses for the nine months ended September 30, 2005, was a $3,332,000 non-cash charge related to the write-off of acquired in-process research and development (“IPR&D”) resulting from our acquisition of Inovio AS in January 2005.

The net loss attributable to common stockholders for the three months ended September 30, 2005, was $3,190,447, or $0.17 per share, as compared with a net loss attributable to common stockholders of $3,670,661, or $0.21 per share, for the same period in 2004. The net loss attributable to common stockholders for the nine months ended September 30, 2005, was $14,804,370, or $0.78 per share, as compared with a net loss attributable to common stockholders of $7,692,488, or $0.44 per share, for the same period in 2004. Included in net loss attributable to common stockholders for the nine months ended September 30, 2005, was the $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from our acquisition of Inovio AS, as well as a non-cash imputed dividend charge of $1,942,773 related to the private placement we completed in January 2005.

Revenue

Revenue from license fees and milestone payments was $155,397 and $2,388,518, respectively, for the three and nine months ended September 30, 2005, as compared to $84,804 and $125,380, respectively, for the same periods in 2004. The increase in revenue from license fees and milestone payments fees for the nine months ended September 30, 2005, as compared to the comparable period in 2004, was mainly due to the recognition of a $2,000,000 milestone payment during the three months ended June 30, 2005, resulting from the achievement of a clinical milestone by Merck & Co., Inc. (“Merck”) for a plasmid-based vaccine using our MedPulser® DNA Delivery System. This $2,000,000 milestone payment was received in July 2005. Under our May 2004 license and collaboration agreement with Merck (the “Merck Agreement”), we may receive additional future milestone payments linked to the successful development of a product if achieved.

An additional $500,000 license fee payment was received from Merck in June 2005 from the Merck Agreement, under which the parties seek to develop and commercialize our MedPulser® DNA Delivery System for use with certain of Merck’s DNA vaccine programs. The license payments received from Merck in 2004 and 2005 will be amortized over the remaining minimum term of the agreement. Royalties are payable on sales of a product utilizing the device developed under the Merck Agreement.

Revenue from collaborative research and development arrangements during the three and nine months ended September 30, 2005, was $275,509 and $1,304,539, respectively, as compared to $370,353 and $498,981, respectively, for the same periods in 2004. The increase in revenue from collaborative research and development arrangements during the nine months ended September 30, 2005, as compared to the same period in 2004, was primarily due to revenue recognized from the Merck Agreement.

Grant and miscellaneous revenue was $293,574 and $944,959, respectively, for the three and nine months ended September 30, 2005, as compared to $0 for the same periods in 2004. The increase in grant and miscellaneous revenue for the three and nine months ended September 30, 2005, as compared to the comparable periods in 2004, was mainly due to revenue recognized from our European Union and U.S. Army grants received from the acquisition of Inovio AS.

Operating Expenses

Research and development expenses for the three and nine months ended September 30, 2005, were $2,413,044 and $9,273,048, respectively, as compared to $2,387,291 and $3,962,593, respectively, for the same periods in 2004. The increase in research and development expenses for the nine months ended September 30, 2005, as compared to the comparable period in 2004, was primarily due to an increase in clinical trial expenses. These clinical trial expenses included the use of Clinical Research Organizations hired in association with our clinical trials. The remainder of the increase was mainly due to personnel expenses to support internal efforts related to product development and clinical trials, increased external research expenses and other consulting expenses associated with our clinical trials, and the cost of manufacturing products to support these clinical trials.

General and administrative expenses for the three and nine months ended September 30, 2005, were $1,288,490 and $4,322,212, respectively, as compared to $1,609,828 and $4,285,587, respectively, for the same periods in 2004. The decrease in general and administrative expenses for the three months ended September 30, 2005, as compared to the comparable period in 2004, was mainly due to accounting-related expenses incurred during the three months ended September 30, 2004, related mainly to the initial implementation of internal control over financial reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Amortization of intangible assets was $56,250 and $150,000, respectively, during the three and nine months ended September 30, 2005, related to an intangible asset associated with contracts and intellectual property acquired as part of our purchase of Inovio AS in January 2005.

Operating expenses for the nine months ended September 30, 2005, include a $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from the Inovio AS acquisition. The amount expended for IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. There were no charges resulting from any acquisitions during the same period in 2004.

Net Loss Attributable to Common Stockholders

The decrease in net loss attributable to common stockholders for the three months ended September 30, 2005, as compared to the same period in 2004, resulted from an increase in revenue mainly due to our European Union and U.S. Army grants received from the acquisition of Inovio AS, as well as a decrease in general and administrative expenses attributable to lower Sarbanes-Oxley-related implementation costs incurred during the three months ended September 30, 2005, as compared to the same period in 2004.

The increase in net loss attributable to common stockholders for the nine months ended September 30, 2005, as compared to the same period in 2004, resulted mainly from the $3,332,000 non-cash charge related to the write-off of acquired in-process research and development resulting from the Inovio AS acquisition, as well as an increase in our clinical trial and research and development expenses. In addition, in connection with the private placement we completed in January 2005, we recorded a non-cash imputed dividend charge of $1,942,773 during the three months ended March 31, 2005. This increase was offset, in part, by an increase in revenue during the nine months ended September 30, 2005, as compared to the same period in 2004, due to the $2,000,000 milestone payment received from Merck in July 2005, as well as increased licensing and collaborative research and development revenue recognized from the Merck Agreement.

Capital Resources

As of September 30, 2005, we had cash and investments of $4,977,275 and working capital of $2,439,550, as compared to $17,889,797 in cash and investments and $13,036,685 in working capital as of December 31, 2004. We will receive the remaining cash proceeds of $2,430,000 from our January 2005 private placement no later than November 30, 2005. We expect we will fund our operations through the first quarter of 2006 with our current working capital, as well as the remaining cash proceeds from the January 2005 private placement.

The decrease in working capital during the nine months ended September 30, 2005 was primarily due to the $3,000,000 cash we paid as part of the acquisition of Inovio AS in January 2005, as well as increased expenditures related to research and development and clinical trials activities. The decrease in working capital was also due to the increase of various general and administrative and legal expenses related to investor relations, business development and finance activities. This decrease in working capital was offset, in part, by $2,500,000 in licensing and milestone payments we received from Merck during the nine months ended September 30, 2005.

Corporate Update

In 2005, we completed all components of the corporate turnaround and restructuring that began in 2001 and made significant advances in our clinical trials.

The following are some recent operational highlights and a summary of our business objectives going forward:

Corporate Development

•	In September 2005, Inovio was awarded a $1 million appropriation by the U.S. Department of Defense for the development of our gene delivery electroporation technology for application to vaccination against infectious diseases, including potential bioterrorism agents, in collaboration with a leading U.S. Army research laboratory. Inovio is working closely on this project with Dr. Connie Schmaljohn, a world renowned virologist and chief of the Department of Molecular Virology at the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) at Ft. Detrick, Maryland.

Clinical Development

Oncology

•	The primary purpose of our six cancer programs is to secure a marketing partner by demonstrating efficacy in multiple indications and pharmacoeconomic benefits as well as seek reimbursement and adoption by European physicians.

•	Inovio elected to transition responsibility for clinical trial site management for our Phase III clinical trials from an external service provider, Quintiles Transnational Corp., to our internal clinical development team. The majority of this transition was completed in the third quarter. Quintiles continues to provide services for our European pre-marketing studies.

•	We continued to expand enrollment of sites and patients in the U.S. and internationally for our two Phase III pivotal head and neck studies to evaluate our Selective Electrochemical Tumor Ablation (SECTA) therapy for treating recurrent and second primary squamous cell carcinomas. There has been a significant ramp-up in enrollment and additional site initiations in the past several months, coinciding with the transition to our internal team handling site monitoring and recruitment. We have enrolled over 100 patients to date in this trial.

•	We continue to expand enrollment of sites and patients in Europe for our two pre-marketing clinical studies — one treating patients with newly diagnosed or recurrent squamous cell carcinoma of the head and neck, the other treating patients with newly diagnosed or recurrent skin cancers requiring potentially disfiguring surgery. Both studies support the planned commercial launch of the SECTA therapy in Europe by creating a reference and customer base among physicians who are opinion leaders, providing local experience and establishing centers of excellence to facilitate sales, and documenting clinical and pharmacoeconomic benefits to support reimbursement approval. We have enrolled over 40 patients to date in these trials.

•	In 2005, we initiated two Phase I studies using our SECTA therapy. Our Phase I pancreatic cancer study has a primary endpoint of safety with a secondary endpoint of pain control and weight maintenance as well as monitoring for tumor response. In Q3 2005, we initiated a Phase I study in recurrent breast cancer, with a primary endpoint of safety and a secondary endpoint of tumor response.

Gene Delivery/DNA Vaccines

We have made the decision to focus our investment in the gene delivery area on the development of state-of-the-art in vivo electroporation equipment that can be used by a variety of companies developing gene therapies and DNA vaccines. We have developed two systems for gene delivery, namely the Medpulser® DNA Delivery System designed for intramuscular delivery of plasmid and the Medpulser® DNA Electroporation Therapy System designed for the delivery of plasmids to tumor tissue. We have entered into multiple agreements with pharmaceutical and biotechnology companies to develop products wherein we license our technology to a partner and provide electroporation equipment under a supply agreement and device regulatory support during the development stage of the product. The partner is responsible for the cost of all development activities. This strategy has allowed for the cost effective development of a number of products and is currently a source of revenue for us. Typical partnering deals include up-front license fees, development funding, royalties on product sales, and supply agreements for clinical devices.

We have partnerships with Merck, Chiron, Vical, the H. Lee Moffitt Cancer Center, and the University of Southampton in the U.K. These partners are pursuing the development of DNA vaccines/immunotherapies against cancer and/or infectious diseases such as HIV. We have been awarded an appropriation from the U.S. Army to develop electroporation technology for the delivery of vaccines against infectious diseases that in particular may relate to bioterrorism.

In 2005, the following three Inovio partners initiated Phase I clinical studies:

•	Vical — immunotherapy product (IL-2) delivered into melanoma lesions;

•	H. Lee Moffitt Cancer Center — immunotherapy product (IL-12) delivered to melanoma lesions; and

•	University of Southampton — prostate cancer vaccine delivered into skeletal muscle.

Strategic Relationships

Merck

In July 2005, Merck paid us a $2 million milestone payment as it advanced its development of DNA vaccines, enabled by our DNA delivery technology, with the intention of initiating clinical studies.

In May 2005, Merck exercised their option to license a third undisclosed DNA vaccine target for development in conjunction with our DNA delivery technology, as provided for the Merck Agreement.

Vical

In September 2005, Vical announced plans to develop and evaluate electroporation-enhanced delivery of therapeutic and preventive DNA vaccines against HIV under a Cooperative Research and Development Agreement (CRADA) with the Vaccine Research Center (VRC), National Institute of Allergy and Infectious Diseases (NIAID), National Institutes of Health (NIH), an agency of the U.S. Department of Health and Human Services. Vical has the option to secure exclusive commercialization rights to technology developed under the CRADA. The electroporation technology is licensed from Inovio.

In July 2005, Vical initiated their Phase I clinical study using electroporation to deliver IL-2, an immunotherapy, directly into melanoma lesions.

Intellectual Property

Throughout 2005, we have strengthened our intellectual property position with seven new U.S. patents in the areas of vascular, ex vivo, and trans-surface applications of electroporation and 24 foreign counterpart patents. Inovio has now been granted 60 U.S. and 140 corresponding foreign issued patents, plus numerous pending patents in the U.S. and abroad.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on commercializing its proprietary Selective Electrochemical Tumor Ablation (SECTA) therapy. SECTA targets a significant unmet clinical need: the selective killing of cancer cells and local treatment of solid tumors while preserving healthy tissue. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for recurrent head and neck cancer, and Phase I trials for pancreatic and recurrent breast cancer. Vical, University of Southampton, and H. Lee Moffitt Cancer Center are using Inovio’s gene delivery technology in the first-ever clinical studies of novel DNA vaccines delivered using electroporation, which enhances local delivery and cellular uptake of useful biopharmaceuticals. Merck is a development partner for the gene delivery technology. Inovio is a leader in developing human therapeutic applications of electroporation, with 60 U.S. and 140 corresponding foreign issued patents, plus numerous pending patents in the U.S. and abroad. More information is available at www.inovio.com.

***

This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of our technology by potential corporate partners, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the twelve-month period ended December 31, 2004, and our Form 10-Q for the nine months ended September 30, 2005, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$4,977,275	$17,889,797
Accounts receivable	282,249	424,157
Prepaid expenses and other current assets	928,785	124,723

Total current assets	6,188,309	18,438,677
Fixed assets, net	410,717	155,253
Patents, net, and other assets	2,260,300	2,357,572
Goodwill	3,156,594	—
Intangible assets, net	3,900,000	—

Total assets	$15,915,920	$20,951,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,302,577	$2,155,592
Accrued clinical trial expenses	1,102,560	2,195,816
Deferred revenue	1,343,622	1,050,584

Total current liabilities	3,748,759	5,401,992
Deferred rent	301,381	—
Long-term liabilities	10,614	—

Total liabilities	4,060,754	5,401,992

Stockholders’ equity:
Preferred stock	1,893	2
Common stock	19,181	18,420
Common stock issuable	4,830,000	—
Subscription receivable	(4,830,000)	—
Additional paid-in capital	114,561,346	103,438,408
Accumulated deficit	(102,711,690)	(87,907,320)
Other comprehensive loss	(15,564)	—

Total stockholders’ equity	11,855,166	15,549,510

Total liabilities and stockholders’ equity	$15,915,920	$20,951,502

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
License fee and milestone payments	$155,397	$84,804	$2,388,518	$125,380
Revenue from collaborative research and development arrangements	275,509	370,353	1,304,539	498,981
Grants and miscellaneous revenue	293,574	—	944,959	—

Total revenue	724,480	455,157	4,638,016	624,361

Operating expenses:
Research and development	2,413,044	2,387,291	9,273,048	3,962,593
General and administrative	1,288,490	1,609,828	4,322,212	4,285,587
Amortization of intangible assets	56,250	—	150,000	—
Charge for acquired in-process research and development	—	—	3,332,000	—

Total operating expenses	3,757,784	3,997,119	17,077,260	8,248,180

Other income, net	42,505	76,865	177,641	155,097

Loss from continuing operations	(2,990,799)	(3,465,097)	(12,261,603)	(7,468,722)
Discontinued operations:
Gain on disposal of assets	—	33,347	—	290,209
Net loss	(2,990,799)	(3,431,750)	(12,261,603)	(7,178,513)
Imputed and declared dividends on preferred stock	199,648	238,911	2,542,767	513,975

Net loss attributable to common stockholders	$(3,190,447)	$(3,670,661)	$(14,804,370)	$(7,692,488)

Amounts per common share – basic and diluted:
Loss from continuing operations	$(0.16)	$(0.20)	$(0.65)	$(0.43)
Gain from discontinued operations	—	—	—	0.02
Imputed and declared dividends on preferred stock	(0.01)	(0.01)	(0.13)	(0.03)

Net loss per share attributable to common stockholders	$(0.17)	$(0.21)	$(0.78)	$(0.44)

Weighted average number of common shares – basic and diluted	19,083,983	17,813,659	18,913,237	17,382,656